Form 12b-25                                                         Page 1 of 3

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SEC 1344
(7-2000)     PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF
Previous     INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND
versions     UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
obsolete
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                                     UNITED STATES                                 -------------------------
                          SECURITIES AND EXCHANGE COMMISSION                              OMB APPROVAL
                                WASHINGTON, D.C. 20549                             -------------------------
                                                                                   OMB Number: 3235-0058
                                      FORM 12b-25                                  -------------------------
                                                                                   Expires: January 31, 2002
                              NOTIFICATION OF LATE FILING                          -------------------------
                                                                                   Estimated average burden
                                                                                   hours per response...2.50
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                                                                                   SEC FILE NUMBER
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                                                                                   CUSIP NUMBER
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(CHECK ONE):  / /Form 10-K / /Form 20-F / /Form 11-K /X/Form 10-Q
/ /Form N-SAR

For Period Ended:   DECEMBER 31, 2001
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/  / Transition Report on Form 10-K
/  / Transition Report on Form 20-F
/  / Transition Report on Form 11-K
/  / Transition Report on Form 10-Q
/  / Transition Report on Form N-SAR
For the Transition Period Ended:
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  READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.
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    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
               VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION
BLUESTONE HOLDING CORP.
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Full Name of Registrant

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Former Name if Applicable
9210 WIGHTMAN ROAD
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Address of Principal Executive Office (Street and Number)
MONTGOMERY VILLAGE, MD 20886
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

Form 12b-25                                                         Page 2 of 3


       (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
       (b)  The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof,
/  /        will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
       (c)  The accountant's statement or other exhibit required by Rule
            12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

The Registrant was unable to file its Form 10-QSB due to the fact that it has not yet filed its Form 10-KSB for the fiscal year ended December 31, 2001. As of the date of this filing, the Registrant must raise additional funds in order to be able to continue to operate its business. The Registrant is seeking to raise such funds through additional private placements of its common shares, however, no assurance can be given that it will be successful in raising any funds at this time or in the future.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

            ZIRK ENGELBRECHT                                  301-977-4281
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                (Name)                    (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company
    Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If
    answer is no, identify report(s).                           / / Yes  /X/ No

    Form 10-KSB for the fiscal year ended December 31, 2001
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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or
    portion thereof?                                            /X/ Yes  / / No

The registrant expects to report a loss for the current period significantly higher than that of the corresponding period of the last fiscal year.
However, due to the reasons described in Part III above, the registrant is unable to quantify such loss at this time.
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                            BLUESTONE HOLDING CORP.
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                 (Name of Registrant as Specified in Charter)

    has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


    Date     May 15, 2002        By  ZIRK ENGELBRECHT               President
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INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

____________________________________ATTENTION__________________________________

  INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL
                      VIOLATIONS (SEE 18 U.S.C. 1001).
_______________________________________________________________________________


                             GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule O-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

5. ELECTRONIC FILERS. This form shall not be used by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit a report within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or Rule 202 of Regulation S-T (Section 232.201 or Section 232.202 of this chapter) or apply for an adjustment in filing date pursuant to Rule 13(b) of Regulation S-T (Section 232.13(b) of this chapter).